Exhibit 4.10

EXECUTION VERSION

INVESTMENT AGREEMENT

by and among

ZENVIA INC.,
as Company

and

Bobsin Corp,
as Purchaser

Dated as of January 31st, 2024

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TABLE OF CONTENTS

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INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”), dated as of January 31st, 2024, is entered into by and among Zenvia Inc., a Cayman Islands exempted company with limited liability (together with any successor or assign pursuant to Section 6.05, the “Company”), and Bobsin Corp., a company formed under the laws of the British Virgin Islands (together with its respective successor and assign under Section 6.05, the “Purchaser”).  Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Article 1.

WHEREAS, the Purchaser desires to purchase from the Company, and the Company desires to issue and sell to the Purchaser, the Securities (as defined below) on the Closing Date (as defined below) upon payment of the Purchase Price (as defined below), pursuant to the terms and conditions of this Agreement;

WHEREAS, the Company intends to use the proceeds from the issuance of the Securities (as defined below) for general corporate purposes; and

WHEREAS, the Company and the Purchaser desire to set forth certain agreements herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

Article 1
Definitions
Section 1.01.      Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any specified Person, any other Person who, at the time of determination, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, for purposes of this Agreement, (i) the Company and its subsidiaries, on the one hand, and the Purchaser, on the other, shall not be considered Affiliates of each other and (ii) any fund or account managed, directly or indirectly, by the Purchaser or its Affiliates, shall be considered an Affiliate of the Purchaser.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Applicable Law” shall mean, with respect to any Person, any transnational, domestic or foreign federal, national, state, provincial, local or municipal law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by, or governmental approval, concession, grant, franchise, license, agreement, directive, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, a Governmental Entity that is binding upon or applicable to such Person or any of such Person’s assets, rights or properties.

“Board of Directors” shall mean the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in the Cayman Islands, The City of New York, New York or the City of São Paulo, State of São Paulo, Brazil are authorized or obligated by law or executive order to remain closed.

“Change of Control” shall mean any Person or group of Persons, in a single transaction or in a related series of transactions, by way of merger, consolidation, other business combination transaction, contract or otherwise, acquiring beneficial ownership representing more than fifty point one percent (50.1%) of the voting power of the Company or the right to appoint a majority of the Company’s Board of Directors.

“Class A Common Shares” shall mean the Class A common shares, par value $0.00005 per share, of the Company.

“Class B Common Shares” shall mean the Class B common shares, par value $0.00005 per share, of the Company.

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“Closing” shall have the meaning set forth in Section 2.02(a).

“Closing Date” shall mean a date occurring on or after the date on which the conditions precedent set forth in Section 2.02(c) and (d) are satisfied or waived, as the case may be, as specified by the Company to the Purchaser in writing not less than two (2) Business Days prior to such date or in any other date otherwise agreed by the parties.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereto.

“Corporate Transaction Event” shall mean (a) the sale, transfer or other disposition of assets constituting all or substantially all of the Company’s assets, (b) the merger or consolidation of the Company into another entity (except a merger or consolidation in which the holders of Shares of the Company immediately prior to such merger or consolidation continue to hold at least fifty point one percent (50.1%) of the voting power of the Company or the surviving or acquiring entity), or (c) the transfer (whether by merger, consolidation or otherwise), in one or a series of related transactions, that results in a Change of Control.

“Corporate Transaction Event Payment” shall have the meaning set forth in Section 3.01(b).

“Delta Market Capitalization” means the amount resulting from the difference between the Final Market Capitalization and the Initial Market Capitalization.

“Delta Market Capitalization Percentage” means the percentage resulting from the division between the Delta Market Capitalization by the Initial Market Capitalization.

“Enforceability Exceptions” shall have the meaning set forth in Section 4.01(d).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Final Market Capitalization” means the Market Capitalization of the Company immediately prior to the consummation of a Trigger Event.

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“Initial Market Capitalization” means the Market Capitalization of the Company on the date immediately prior to the date hereof, after giving pro forma effect to the issuance of the Securities.

“Investment Return Amount” means the amount resulting from the Investment Return Formula.

“Investment Return Formula” means the formula below that shall be used to calculate the amount of Investment Return with respect to the occurrence of a Trigger Event:

For illustrative purposes, Schedule I hereto sets forth a simulation of scenarios of the Investment Return Formula in use as a result of a change in the Market Capitalization of the Company.

“Investment Return Payment” shall have the meaning set forth in Section 3.01(b).

“Joinder” shall mean, with respect to any Person permitted to sign such document in accordance with the terms hereof, a joinder executed and delivered by such Person, providing such Person to have all the rights and obligations of the Purchaser under this Agreement, in the form and substance substantially as attached hereto as Exhibit A or such other form as may be agreed to by the Company and the Purchaser.

“Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

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“Liquidity Event” means any offering of the Shares in the context of a capital raise process by the Company in exchange for cash (being understood that, for the avoidance of doubt, (i) any offering of the  Shares that is comprised exclusively by a secondary offering and (ii) any Share issuance in the context of a long-term incentive plan of the Company or any other similar transaction shall not be deemed a Liquidity Event).

“Liquidity Event Payment” shall have the meaning set forth in Section 3.01(a).

“Lock-Up Period” shall have the meaning set forth in Section 5.02.

“Material Adverse Effect” shall mean any event, occurrence, fact, circumstance, condition, change or development, individually or together with other events, occurrences, facts, circumstances, conditions, changes or developments, that has had, has, or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, properties or results of operations or prospects of the Company and its subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Transactions contemplated by this Agreement and to timely perform its material obligations hereunder and thereunder.

“Market Capitalization” means, at any given date, the sum of the number of outstanding Class A Common Shares and outstanding Class B Common Shares multiplied by the Nasdaq official closing price of the Shares (as reflected on Nasdaq.com) on such date.

“Nasdaq” shall mean the Nasdaq Capital Market.

“Permitted Transfers” shall have the meaning set forth in Section 5.02.

“Person” shall mean an individual, exempted company, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Purchase Price” shall have the meaning set forth in Section 2.01(a).

“Sanctions” means any sanctions administered or enforced by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the Bureau of Industry and Security, or the U.S. Department of State (including, without limitation, the designation as a “specially designated national” or “blocked person”), the European Union, His Majesty’s Treasury, the United Nations Security Council, or other relevant sanctions authority.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities” shall have the meaning set forth in Section 2.01(a).

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Shares” means Class A Common Shares.

“Subsidiaries” shall have the meaning set forth in Section 4.01(a).

“Third Party” shall mean with respect to the Purchaser, a Person other than the Purchaser or any Affiliate of the Purchaser.

“Transactions” shall have the meaning set forth in Section 4.01(d).

“Transfer” shall have the meaning set forth in Section 5.02.

“Trigger Event” means a Liquidity Event or a Corporate Transaction Event, as the case may be.

Section 1.02.      General Interpretive Principles.  Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.
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Article 2
Sale and Purchase of the Securities
Section 2.01.      Sale and Purchase of the Securities.

(a)            Subject to the terms and conditions of this Agreement, the Company and the Purchaser agree with each other that at the Closing the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase and acquire from the Company, 8,860,535 Shares (the “Securities”) for a total purchase price equal to US$ 10,101,010.00 (ten million, one hundred and one thousand and ten U.S. dollars) (the “Purchase Price”). The price per Security is US$ 1.14 (one U.S. dollar and fourteen cents) per Security, which represents the Nasdaq official closing price (as reflected on Nasdaq.com) on the trading day immediately preceding the date hereof.

(b)            For the avoidance of doubt, the agreement of the Company to issue Securities to the Purchaser and the Purchaser to purchase such Securities pursuant to this Article 2 is an agreement solely between the Company and the Purchaser, and, notwithstanding anything else to the contrary herein or in any other agreement entered into in connection with this Agreement, this Agreement is not intended to and shall not confer upon any person, other than the Company and the Purchaser, any rights or remedies with respect to the agreement of the Company to issue Securities to the Purchaser and of the Purchaser to purchase Securities pursuant to this Article 2.

Section 2.02.      Closing of the Securities.

(a)           Subject to the satisfaction or waiver of the conditions precedent set forth in Section 2.02(c) and (d), the closing (the “Closing”) of the purchase and sale of the Securities hereunder shall take place on the date of Closing (the “Closing Date”).

(b)           To effect the purchase and sale of Securities, upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i)            The Company shall issue to the Purchaser the Securities registered in the name of the Purchaser in the register of members of the Company maintained by the transfer agent in book-entry form, against payment in full by or on behalf of the Purchaser of the Purchase Price for the Securities agreed to be purchased by the Purchaser.

(ii)           The Purchaser shall cause a wire transfer to be made in same day funds to an account of the Company (or any of its subsidiaries) designated in writing by the Company to the Purchaser in an amount equal to the Purchase Price for the Securities.

(c)            The obligations of the Purchaser to purchase the Securities to be purchased by it hereunder are subject to the satisfaction or waiver by the Purchaser of the following conditions to Closing:

(i)            the purchase and sale of the Securities pursuant to this Article 2 shall not be prohibited or enjoined by any court of competent jurisdiction;

(ii)           the representations and warranties of the Company set forth in Section 3.01 shall be true and correct in all material respects on and as of the Closing Date (except in the case of representations and warranties that are made as of a specified date, which shall be true and correct in all material respects as of such specified date);

(iii)          the Company shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and

(iv)          the Purchaser shall have received a certificate, dated the Closing Date, duly executed by an executive officer of the Company on behalf of the Company, certifying that the conditions specified in Section 2.02(c)(ii) and (iii) have been satisfied.

(d)            The obligations of the Company to sell the Securities to the Purchaser are subject to the satisfaction or waiver of the following conditions to Closing:

(i)            the purchase and sale of the Securities pursuant to this Article 2 shall not be prohibited or enjoined by any court of competent jurisdiction;

(ii)           the representations and warranties of the Purchaser set forth in Section 3.02 shall be true and correct in all material respects on and as of the Closing Date;

(iii)           the Purchaser shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and

(iv)           the Company shall have received a certificate, dated the Closing Date, duly executed by the sole member of the Purchaser on behalf of the Purchaser, certifying that the conditions specified in Section 2.02(d)(ii) and (iii) have been satisfied.

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Article 3
Investment Return

Section 3.01.      Investment Return.  In case any Trigger Event is consummated within the first thirty six (36) months from the Closing Date, then the Purchaser shall receive the applicable Investment Return Amount, as follows:

(a)            In case of a Liquidity Event, then the Investment Return Amount shall be calculated in accordance with the Investment Return Formula and, within two (2) Business Days from the date of consummation of such Liquidity Event, the Company shall make a payment to the Purchaser, in cash or the equivalent amount in Shares, at the Purchaser’s discretion, so that the Purchaser has received as of such date, in the aggregate, the applicable Investment Return Amount (the “Liquidity Event Payment”).

(b)            In case a Corporate Transaction Event, then the Investment Return Amount shall be calculated in accordance with the Investment Return Formula and the Company or the surviving entity following the consummation of such Corporate Transaction Event shall, prior and in preference to any payment or distribution in connection with such Corporate Transaction, make a payment to the Purchaser, in cash, or the equivalent amount in Shares or in shares of the entity resulting from such Corporate Transaction Event, at the Purchaser’s discretion, so that the Purchaser has received, in the aggregate, applicable Investment Return Amount (the “Corporate Transaction Event Payment” and, with the Liquidity Event Payment, each an “Investment Return Payment”).

(c)            For the avoidance of doubt, the Investment Return Payment shall not be payable on more than one (1) occasion.

Article 4
Representations and Warranties
Section 4.01.      Representations and Warranties of the Company.  The Company represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date:

(a)            Capital Stock.  The authorized share capital of the Company consists of 500,000,000 Class A Common Shares, 250,000,000 Class B Common Shares and 250,000,000 which are as yet undesignated and may be issued as common shares or shares with preferred rights.  As of the date hereof, there were 18,219,545 Class A Common Shares and 23,664,925 Class B Common Shares issued and outstanding.  All outstanding Class A Common Shares and Class B Common Shares are duly authorized, validly issued, fully paid and nonassessable.

(b)            Authorization and Power.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and therein (collectively, the “Transactions”), have been duly and validly authorized by the Board of Directors and all other necessary corporate action on the part of the Company have been taken.  Assuming this Agreement constitutes the valid and binding obligation of the Purchaser, this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the limitation of such enforcement by (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”).

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(c)            The Shares.  The Shares to be issued and sold by the Company to the Purchaser at Closing, have been duly and validly authorized, and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights and will be free of restrictions on transfer and any other liens, restrictions or encumbrances, other than restrictions on transfer under applicable state and federal securities laws or as contemplated hereby.

(d)            No Conflicts. No Consent.  The execution, delivery and performance of this Agreement, the issuance of the Shares and the consummation by the Company of the Transactions, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the articles of association or by-laws (or other applicable organizational document) of the Company or any of its Subsidiaries, or (iii) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, except for (A) requirements or regulations in connection with the issuance of Shares, (B) any required filings pursuant to the Exchange Act or the rules of the SEC or Nasdaq or (C) as have been obtained prior to the date of this Agreement.

(e)            No Securities Act Registration.

(i)            Neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in any general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D of the Securities Act) of investors with respect to offers or sales of the Securities.  The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Securities sold pursuant to this Agreement.

(ii)           Assuming the accuracy of the Purchaser’s representations and warranties under Section 4.02(d), it is not necessary in connection with the issuance and sale to the Purchaser to register the Securities under the Securities Act or to qualify or register the Securities under applicable U.S. state securities laws.

(f)            No Additional Representations.

(i)            Except for the representations and warranties contained in this Section 4.01 and any schedules or certificates delivered in connection herewith, the Company makes no other representation or warranty, express or implied, written or oral, and hereby, to the maximum extent permitted by applicable Law, disclaims any such representation or warranty, whether by the Company or any other Person, with respect to the Company or with respect to (A) any matters relating to the Company and its Subsidiaries, their respective businesses, financial condition, results of operations, prospects or otherwise, (B) any projections, estimates or budgets delivered or made available to the Purchaser (or any of its Affiliates, officers, directors, employees or other representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (C) the future business and operations of the Company and its Subsidiaries.

(ii)            The Company acknowledges that the Purchaser makes no representation or warranty as to any matter whatsoever except as expressly set forth in Section 4.02 and in any certificate delivered by the Purchaser pursuant to this Agreement, and the Company has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 4.02 and in any certificate delivered by the Purchaser pursuant to this Agreement.

(iii)            The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 4.02 and in any certificate delivered by the Purchaser pursuant to this Agreement, (A) no person has been authorized by the Purchaser to make any representation or warranty relating to the Purchaser or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by the Purchaser, and (B) any materials or information provided or addressed to the Company or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of the Purchaser unless any such materials or information are the subject of any express representation or warranty set forth in Section 4.02 of this Agreement and in any certificate delivered by the Purchaser pursuant to this Agreement.

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Section 4.02.      Representations and Warranties of the Purchaser

.  The Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

(a)            Organization.  The Purchaser has been duly organized and is validly existing and in good standing (to the extent such concept is applicable under the laws of its jurisdiction of organization) under the laws of its jurisdiction of organization and is duly qualified or licensed to conduct business in each jurisdiction or place where the nature of its properties or the conduct of its business requires such qualification or licensing.

(b)            Authorization; No Conflicts.

(i)            The Purchaser has full partnership or entity power and authority to execute and deliver this Agreement and to consummate the Transactions to which it is a party.  The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transactions to which it is a party have been duly authorized by all necessary partnership action on behalf of the Purchaser.  No other proceedings on the part of the Purchaser are necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and consummation of the Transactions.  This Agreement has been duly and validly executed and delivered by the Purchaser.  Assuming this Agreement constitutes the valid and binding obligation of the Company, this Agreement is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the limitation of such enforcement by the Enforceability Exceptions.

(ii)            The execution, delivery and performance of this Agreement by the Purchaser, the consummation by the Purchaser of the Transactions to which it is a party and the compliance by the Purchaser with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the Purchaser’s organizational documents, (B) any mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon the Purchaser or (C) any permit, government license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Purchaser or any of its Affiliates.

(c)            No Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, or exemption or review by, any Governmental Entity is required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the Transactions to which it is a party.

(d)            Purchase of Securities for Own Account.  The Purchaser is aware that the sale of the Securities is being made in reliance on a private placement exemption from registration under the Securities Act.  The Purchaser is acquiring its applicable Securities for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling such Securities in violation of the Securities Act.

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(e)            Experienced Purchaser.  The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Securities and is capable of bearing the economic risks of such investment.  The Purchaser understands that its investment in the Securities involves a high degree of risk. The Purchaser has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities. The Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Securities.

(f)            Financing.  The Purchaser has, or by the Closing Date will have, an amount of cash sufficient to enable it to consummate the Transactions on the terms and conditions set forth in this Agreement.

(g)            No Additional Representations.

(i)            The Purchaser acknowledges that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Section 4.01 and in any certificate delivered by the Company pursuant to this Agreement, and the Purchaser has not relied on or been induced by any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 4.01 and in any certificate delivered by the Company pursuant to this Agreement.

(ii)            The Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 4.01 and in any certificate delivered by the Company pursuant to this Agreement, (A) no person has been authorized by the Company to make any representation or warranty relating to the Company or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Purchaser as having been authorized by the Company, and (B) any materials or information provided or addressed to the Purchaser or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information are the subject of any express representation or warranty set forth in Section 4.01 of this Agreement and in any certificate delivered by the Company pursuant to this Agreement.

(iii)            The Purchaser has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges the Purchaser has been provided with sufficient access for such purposes.

(h)            No General Solicitation.  Neither the Purchaser nor any of its officers, directors, employees, agents, stockholders, partners or Affiliates has been directly or indirectly solicited through any public advertising or general solicitation.

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ARTICLE 5
ADDITIONAL AGREEMENTS

Section 5.01.      Taking of Necessary Action.  Use of Proceeds. Each of the parties hereto agrees to use its reasonable efforts promptly to take or cause to be taken all action, and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions and make effective the sale and purchase of the Securities hereunder, subject to the terms and conditions hereof and compliance with applicable law.  In case at any time before or after the Closing any further action is necessary or desirable to carry out the purposes of the sale and purchase of the Securities, the proper officers, managers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by, and the sole expense of, the requesting party.  None of the Company or its subsidiaries will, directly or indirectly, use the proceeds of the sale of the Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or other person or entity, for the purpose of financing or facilitating any activity that would violate any applicable anti-corruption law or Sanctions.

Section 5.02.      Lock-Up Period. Until the date that is 180 days after the Closing Date (the “Lock-Up Period”), the Purchaser shall not (x) (1) sell, offer, transfer, assign, mortgage, hypothecate, gift, pledge or dispose of, or enter into or agree to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment mortgage, hypothecation, gift, encumbrance or similar disposition of (any of the foregoing, a “transfer”), directly or indirectly, any of the Securities or enter into a transaction which would have the same effect, or (2) publicly disclose the intention to make any such transfer or (y) enter into or engage in any hedge, swap, short sale, derivative transaction or other agreement or arrangement that transfers to any Third Party, directly or indirectly, in whole or in part, any ownership of, or interests in, the Securities, whether any such aforementioned transaction is to be settled by delivery of Shares or other securities, in cash or otherwise directly or indirectly hedge their investment in the Securities (including, for the avoidance of doubt, by means of short sales of Shares or through derivative (including any cash-settled derivative) or other hedging transactions), other than Permitted Transfers. “Permitted Transfers” shall mean any (i) transfer to a Purchaser’s Affiliate that executes and delivers to the Company a Joinder becoming a Purchaser party to this Agreement, (ii) transfer to the Company or any of its subsidiaries (iii) transfer with the prior written consent of the Company and a (iv) transfer in connection with a Corporate Transaction Event.
Section 5.03.      Securities Not Registered.  The Purchaser acknowledges and agrees that, as of the Closing Date the Securities have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws, is available.
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(i)            The Purchaser acknowledges and agrees that none of the Securities have been approved or disapproved by the SEC or by any state securities commission nor have the Securities been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities being acquired by the Purchaser are “restricted securities” under applicable federal securities laws and must continue to be held by the Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.  The Purchaser agrees: (A) that the Purchaser will not sell, assign, pledge, give, transfer or otherwise dispose of the Securities or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the Securities under the Securities Act and all applicable state or local securities laws, or in a transaction that is exempt from the registration provisions of the Securities Act and all applicable state or local securities laws, (B) that any certificates representing the Securities will bear a legend making reference to the foregoing restrictions and (C) that the Company shall not be required to give effect to any purported transfer of the Securities except upon compliance with the foregoing restrictions.

(ii)            The Purchaser understands that the Securities shall be subject to the restrictions contained herein.

(iii)            The Purchaser understands that the Securities, and any securities issued in respect thereof or in exchange therefor, will bear the following legends:

(a) “THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RE-SOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 OR REGULATION S UNDER THE SECURITIES ACT (IF AVAILABLE), (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE” and

(b) “THE SECURITIES REPRESENTED HEREIN ARE SUBJECT TO A CONTRACTUAL LOCK-UP PERIOD AGREED BY THE COMPANY AND BOBSIN CORP. UNDER AN INVESTMENT AGREEMENT DATED AS OF JANUARY 31st., 2024.”

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Section 5.04.      Press Releases; Public Announcements.  Except for any initial joint public announcement, which is subject to the prior reasonable consent of the Purchaser and the Company, none of the parties shall issue any press release or make any public announcement relating to this Agreement or the Transactions contemplated hereby as it relates to the Securities without the prior written approval of each of the Company and the Purchaser (which shall not be unreasonably delayed or withheld); provided, that the Company may file this Agreement with the SEC and each party may issue any such press release or make such public announcement it believes in good faith it is required to make under Applicable Law or the terms of any financing agreement or arrangement, in which case the disclosing party shall use its commercially reasonable efforts to advise and consult in good faith with the Company and the Purchaser regarding any such press release or other announcement prior to making any such disclosure.  Notwithstanding the foregoing, any Affiliate of the Purchaser, may (a) disclose the subject matter of this Agreement, and on a confidential basis, financial terms, financial return and other financial performance or information in connection with fundraising, marketing or informational or reporting activities to current and potential investors in funds managed or advised by, or which in the future may be managed or advised by, such Persons, and (b) to the extent such Persons are contacted by the press, confirm or correct their invested capital with respect to their investment in the Company and the Transactions contemplated hereby.
Article 6
Miscellaneous
Section 6.01.      Survival of Representations and Warranties.  The warranties and representations made herein shall survive for one (1) year following the Closing Date and shall then expire.
Section 6.02.      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or sent via email (with receipt confirmed) as follows:

(a)            If to the Purchaser, to:

Bobsin Corp.

Harneys Corporate Services Limited,

Craigmuir Chambers, PO Box 71, Road Town

Tortola, VG 1110, British Virgin Islands

Attention: Cassio Bobsin

Email: cassio@zenvia.com

with a copy (which copy shall not constitute notice) to:

Souto Correa Advogados

Av. Presidente Juscelino Kubitschek, 2041, Tower D, 8th Floor

São Paulo, São Paulo, CEP 04543-011

Brazil

Attention: Carlos Souto and Isabelle Bueno

Email: carlos.souto@soutocorrea.com.br; isabelle.bueno@soutocorrea.com.br

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(b)            If to the Company, to:

Zenvia Inc.
Avenida Paulista, 2300, 18th Floor
São Paulo, São Paulo, CEP 01310-300
Brazil
Attention: Shay Chor
Email: shay.chor@zenvia.com
with a copy (which copy shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
Av. Presidente Juscelino Kubitschek, 1455, 12th Floor, Suite 121
São Paulo, São Paulo, CEP 04543-011
Brazil
Attention: Grenfel S. Calheiros and Paulo F. Cardoso
Email: gcalheiros@stblaw.com; paulo.cardoso@stblaw.com

or to such other address or addresses as shall be designated in writing.  All notices shall be deemed effective (a) when delivered personally (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise) or (b) one (1) Business Day following the day sent by overnight courier.

Section 6.03.      Entire Agreement; Third Party Beneficiaries; Amendment.  This Agreement sets forth the entire agreement between the parties hereto with respect to the Transactions, and is not intended to and shall not confer upon any person other than the parties hereto, their successors and permitted assigns any rights or remedies hereunder.  Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement.  No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.
Section 6.04.      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute any original, but all of which together shall constitute one and the same document.  Signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means, including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., http://www.docusign.com or other transmission method intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.
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Section 6.05.      Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and the Purchaser’s successors and assigns, and no other person; provided, that neither the Company nor the Purchaser may assign its respective rights or delegate its respective obligations under this Agreement, whether by operation of law or otherwise, and any assignment by the Company or the Purchaser in contravention hereof shall be null and void; provided, that (i) the Purchaser may assign all of its rights and obligations under this Agreement or any portion thereof to any Affiliate or transferee of any Securities permitted under this Agreement who executes and delivers to the Company a Joinder and any such assignee who executes and delivers to the Company a Joinder shall be deemed a Purchaser hereunder and have all the rights and obligations of the Purchaser and (ii) any such transferee who after the date hereof executes and delivers a Joinder and is a permitted transferee of any Securities shall be deemed a Purchaser hereunder and have all the rights and obligations of the Purchaser.
Section 6.06.      Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the New York Supreme Court and any state appellate court therefrom within the State of New York (or, solely if the New York Supreme Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of New York).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.06(a), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(b)            EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.06.

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Section 6.07.      Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of, any of the Transactions is not affected in any manner materially adverse to any party.  In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof.  To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.
Section 6.08.      Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, whether in law or equity) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 6.09.      Headings.  The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.
Section 6.10.      Non-Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against the entities that are expressly named as parties hereto and their respective successors and assigns (including any Person that executes and delivers a Joinder).
Section 6.11.      Confidentiality.  Each party hereto will hold, and will use its reasonable best efforts to cause its Affiliates and the officers, directors, employees, accountants, counsel, consultants, advisors and agents of such party and their Affiliates to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law (including applicable securities exchange rules and regulations), all confidential documents and information concerning the other parties hereto furnished to such party or its Affiliates in connection with the Transactions (including the existence, terms and conditions of, and any other facts relating to, this Agreement and the Transactions contemplated hereby), except to the extent that such information is (i) previously known on a non-confidential basis by the receiving party, (ii) in the public domain through no fault of the receiving party or (iii) later lawfully acquired by the receiving party from sources other than the disclosing party or its Affiliates; provided that the receiving party may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors, existing and prospective members and partners, and agents in connection with the Transactions contemplated hereby so long as such Persons are informed by the receiving party of the confidential nature of such information and are required by the receiving party to apply the same standard of care and the same measures as are required to be applied by the receiving party; provided further that in the event that a disclosure is compiled or required by requirements of law, the disclosing party shall give the other parties notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by Applicable Law, shall limit such disclosure to the information that is required to comply with such Applicable Law or regulations, and if reasonably practicable, shall consult with the other party regarding such disclosure and give good faith consideration to any suggested changes to such disclosure from the other party.
Section 6.12.      Expenses.  Each party hereto is responsible for its, his or her own costs, fees and expenses in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby and thereby. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 6.13.      Termination.  This Agreement, may be terminated prior to the Closing Date by the mutual written consent of the parties.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized representatives, all as of the date first above written.

ZENVIA INC.

By:
Name: Shay Chor
Title: Chief Financial Officer

BOBSIN CORP.

By:
Name: Cassio Bobsin Machado
Title: Sole Member

 [Signature Page to Investment Agreement]

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SCHEDULE I
SIMULATION OF THE INVESTMENT RETURN FORMULA

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EXHIBIT A
FORM OF JOINDER

The undersigned is executing and delivering this Joinder pursuant to that certain Investment Agreement, dated as of January 31st., 2024 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Investment Agreement”), by and among Zenvia Inc., the Purchaser named therein and any other Persons who become a party thereto in accordance with the terms thereof.  Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Investment Agreement.

By executing and delivering this Joinder to the Investment Agreement, the undersigned hereby adopts and approves the Investment Agreement and agrees, effective commencing on the date hereof, to become a party to, and to be bound by and comply with the provisions of, the Investment Agreement applicable to the Purchaser in the same manner as if the undersigned were an original Purchaser signatory to the Investment Agreement.

The undersigned acknowledges and agrees the entirety of the Investment Agreement is incorporated herein by reference, mutatis mutandis.

[Remainder of page intentionally left blank]

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Accordingly, the undersigned has executed and delivered this Joinder as of the __ day of ____________, 20__.

[•]

By:
Name: [•]
Title:
Address:

Telephone:
Email: